LIST OF SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES OF PAMPA ENERGÍA S.A.

		12.31.2024
Subsidiaries	Country	Direct and indirect participation %

Autotrol Renovables S.A.	Argentina	100%
Comercializadora e Inversora S.A. (1)	Argentina	100%
Ecuador Pipeline Holdings Limited	Grand Cayman	100%
Enecor S.A.	Argentina	70%
Energía e Inversiones S.A.	Uruguay	100%
Generación Argentina S.A.	Argentina	100%
Hidroeléctrica Diamante S.A.	Argentina	61%
Hidroeléctrica Los Nihuiles S.A.	Argentina	52.04%
Oleoducto de Crudos Pesados LTD	Grand Cayman	100%
Pampa Bloque18 S.A.S.	Ecuador	100%
Pampa Ecuador Inc	Nevis	100%
Pampa Energía Bolivia S.A.	Bolivia	100%
Pampa Energía Chile S.p.A	Chile	100%
Pampa Energía Soluciones S.A.	Argentina	100%
Pampa Inversiones S.A.	Uruguay	100%
Petrolera San Carlos S.A.	Venezuela	100%
Vientos de Arauco Renovables S.A.U.	Argentina	100%
Vientos Solutions Argentina S.A.U.	Argentina	100%

(1) In process of merger with Pampa Energía S.A. and Generación Argentina S.A.

2) Joint Ventures

Citelec S.A.	Argentina	50%
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A. (Transener) (2)	Argentina	26.33%
Compañía de Inversiones de Energía S.A. (CIESA)	Argentina	50%
Transportadora Gas del Sur S.A. (TGS)(3)	Argentina	25.50%
CT Barragán S.A.	Argentina	50%

(2) The Company holds a 50% interest in Citelec, a company that holds a 52.65% interest in Transener’s capital stock; therefore, the Company holds a 26.33% indirect interest in Transener.

(3) The Company holds a 50% interest in CIESA, a company that holds a 51% interest in TGS’s capital stock; therefore, the Company holds a 25.50% indirect interest in TGS.

3) Associates

Oleoductos del Valle S.A.	Argentina	2.10%